SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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                                PHOTOWORKS, INC.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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

Dear Shareholders,

As announced on December 22, 2004, PhotoWorks has successfully negotiated a financing and recapitalization plan that, if approved by the shareholders, will result in a cash infusion to strengthen the Company's balance sheet and a simplified capital structure for the Company. The Company will use the funds from the financing to expand its digital marketing activities to aggressively compete in a very vigorous market.

I am writing to you today to further explain the rationale for developing this plan. As the President and CEO of PhotoWorks and after having invested my heart and soul in turning around the company for the past 12 months, I believe this is the best outcome for all constituencies involved. Below, I will explain the rationale underlying the proposed deal.

First, let me briefly recap the key elements of the plan (for a complete description, please refer to the attached press release):

o        Cash infusion of $4 million from new and current groups of investors
o Series A preferred shares with liquidation preference and accrued interest totaling approximately $19 million to convert to common stock
o Subordinated debt of $2.5 million due April 2006 to convert to common stock

While very attractive, the proposed plan may be viewed, however, as having a dilutive effect on the common stock and, as such, one might question why this proposed plan is in the best interest of all shareholders.

Allow me to explain...

PhotoWorks' current capital structure and market valuation present a grid-lock that deprives the Company and its shareholders of a bright future.Specifically:

1. Despite recently improved performance, PhotoWorks' finances remain fragile. In fiscal year 2004, the Company incurred a loss of $1.7M. Total liabilities are greater than total assets including a cash balance of $2.5M at the end of fiscal year 2004. The Company either needs to raise financing or further reduce its expenditures to be able to continue operations through September 2005. At this point, reduced expenditures would seriously undermine our competitive position.

2. Holders of Series A preferred stock have a liquidation preference of approximately $19 million including accrued dividends. Management believes that in the event of a sale of the Company today, the proceeds from the sale would not be sufficient to repay the outstanding debt and the Series A preference, so that the common shareholders would receive nothing. In addition, Series A holders also have the right to prevent the Company from raising any capital with a liquidation preference superior or equal to them. Although we talked to many potential investors, none were willing to invest new capital and be subordinated to the preference of the Series A. And without new capital, the Company's prospects are bleak.

3. PhotoWorks has a long-term subordinated debt of $2.5 million due April 2006. Servicing this debt puts pressure on the Company's cash flow and profitability.

         This debt is due and payable in 16 months and without additional financing or a renegotiation with the debt holders, it is unlikely that the Company would be able to repay the debt. If this resulted in bankruptcy, the debt holder would come first, leaving common shareholders and holders of Series A Preferred Stock with little if any proceeds. Consequently, no new investor would be willing to invest in PhotoWorks knowing that a significant amount of the investment would need to be used to repay the subordinated debt.

To recap, our objective was to get new cash and to eliminate the debt. Two issues loomed large: the outstanding Series A with its liquidation preference and right to prevent other financing and the upcoming maturity of the subordinated notes. We believed that the only possible outcome was to structure a deal where both would agree to convert their assets to common stock, so that new investors would be willing to come forward.

After lengthy and difficult negotiations, that is exactly what we achieved: if the plan is approved, both Series A holders and debt holders will convert to common stock, leaving the company debt free and with a simple capital structure consisting of one class of stock. The negotiation was long and, at times, painful. Everyone had to give so that all would ultimately gain. In the final analysis, this is a clear vote of confidence in the future of PhotoWorks on the part of the Series A holders as well as the debt holders.

Let me assure you that I and the entire PhotoWorks management team share that confidence and are very optimistic for the future of the Company and unanimously support this proposal. Online revenue for digital photography service is projected to grow at a fast pace fuelled by the rapid adoption of digital cameras and broadband access. Over the past 12 months, several important steps have been achieved in the turnaround path PhotoWorks has followed to garner its share in this growth. The company has:

o        Attracted a new leadership team
o        Built a new state-of-the-art website and digital infrastructure
o Launched a new line of industry defining, high quality digital products including Custom Photo Books bound in leather and linen and Signature Greeting Cards, and
o        Improved financial performance
          o Digital revenues for the 4th quarter of FY2004 were 24.3% higher than the prior year's 4th quarter;
          o Overall gross margin for FY2004 improved to 27.6% from 24.8% the year before;
          o Operating expenses for FY2004 were reduced to $7.2M from $11.3M the year before (the reduction includes $738k from a vendor settlement which won't carry over to FY2005).

And significantly, for the first time since Q4 FY2001, PhotoWorks' reported net income of $250,000 in Q4 FY2004 was attributable entirely to improved operating results; i.e. through increased digital sales, improved gross margin and lower operating costs.

This is an important decision and I want you to be fully informed. More information will be posted on the web site prior to the March shareholder meeting. Look for it at www.photoworks.com under the heading "About Us."

The future is bright... but only if we all face the current challenges together. I am, therefore, asking for your vote of approval of the proposed recapitalization plan. I believe it is our best opportunity for the reasons outlined above. Thank you.

Sincerely,

Philippe Sanchez
President and CEO
PhotoWorks, Inc.


                         ******************************

The soliciting material presented herein is prepared and on behalf of management and the Board of Directors of PhotoWorks, Inc. in connection with proposals to be presented to shareholders at the upcoming annual meeting of shareholders of PhotoWorks, Inc. Information regarding the shareholdings of management and the Board of Directors of PhotoWorks, Inc. can be found in the company's filings with the Securities and Exchange Commission. In addition, additional information will be contained in the definitive proxy statement to be filed by the company with the Securities and Exchange Commission prior to the annual meeting. Shareholders should read the proxy statement when it becomes available because it will contain important information concerning management's proposals. A copy of the definitive proxy statement will be mailed to each shareholder of record prior to the annual meeting, and will be available for free at the SEC's website, www.sec.gov, and may also be obtained free (when available) from the company.